As filed with the Securities and Exchange Commission on
                        February 4, 1997

                                   Registration No. 333-_____



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                      ____________________

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                      ____________________

             FOOD COURT ENTERTAINMENT NETWORK, INC.
     (Exact name of Registrant as specified in its charter)

           Delaware                                 51-0338736
     (State or other juris-                      (I.R.S. Employer
     diction of incorporation                    Identification
     or organization)                            Number)

             Food Court Entertainment Network, Inc.
                220 East 42nd Street, 16th Floor
                    New York, New York 10017
                         (212) 983-4500
       (Address, including zip code, and telephone number,
              including area code, of Registrant's
                  principal executive offices)

                        James N. Perkins
              President and Chief Executive Officer
             Food Court Entertainment Network, Inc.
                220 East 42nd Street, 16th Floor
                    New York, New York 10017
                         (212) 983-4500
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:

Stephen F. Ritner, Esquire
Stevens & Lee
One Glenhardie Corporate Center
1275 Drummers Lane
P.O. Box 236
Wayne, Pennsylvania 19087
(610) 964-1480
                      ____________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

     Pursuant to Rule 429(a) under the Securities Act of 1933, this Registration Statement also relates to the Company's prior
Registration Statement on Form SB-2 (File No. 33-91054).

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional Warrants and shares of Series A Common Stock as may become issuable pursuant to anti-dilution provisions of the Warrants.

                       CALCULATION OF REGISTRATION FEE

                                      Proposed   Proposed
                                      Maximum    Maximum
Amount
Title of each          Amount         Offering   Aggregate
of
Class of Securities    to be          Price      Offering
Registration
to be Registered       Registered(1)  per Unit   Price
Fee(9)
Series A Common Stock, 28,073,764(2)  $3.78      $40,940,425.63
$12,406.19(10)
 par value $.01
 per share

Class A Warrants        4,711,563      5.13(3)
24,170,318.19(4)   5,575.48(11)

Class B Warrants       12,133,660      6.85(5)    83,115,571(6)
 18,502.60(12)

Furman Selz Warrants      401,321      2.00(7)       802,642(8)
    243.22

     Total
$36,727.49

(1) This Registration Statement also includes such indeterminable number of additional Class A Warrants, Class B Warrants and Furman Selz Warrants issuable as a result of antidilution provisions contained therein.

(2) The registration fee for 17,246,544 shares of common stock has been calculated in accordance with Rule 457(i) in connection with the exercise of 4,711,563 Class A Warrants, 12,133,660 Class B Warrants and 401,321 Furman Selz Warrants. The registration fee for the remaining 10,827,220 shares of common stock has been calculated in accordance with Rule 457(c) and is based on the closing price of $3.78 as reported on the Nasdaq National Market System on January 30, 1997.

(3)  The exercise price of each Class A Warrant is $5.13.

(4) Calculated in accordance with Rule 457(i) based on an exercise price of $5.13 for each Class A Warrant.

(5)  The exercise price of each Class B Warrant is $6.85.

(6) Calculated in accordance with Rule 457(i) based on an exercise price of $6.85 for each Class B Warrant.

(7)  The exercise price of each Furman Selz Warrant is $2.00.

(8) Calculated in accordance with Rule 457(i) based on an exercise price of $2.00 for each Furman Selz Warrant.

(9) Pursuant to Rule 429, the following securities are being carried over from the Company's Registration Statement on Form SB-2 (File No. 33-91054): (i) 6,440,000 shares of common stock issuable upon exercise of 3,220,000 Class A Warrants and 3,220,000 Class B Warrants; (ii) 3,220,000 Class B Warrants issuable upon exercise of 3,220,000 Class A warrants; (iii) 1,125,000 Class A Warrants; and
     (iv) 1,125,000 shares of common stock issuable upon the exercise of 1,125,000 Class A Warrants.

(10) Pursuant to Rule 429, 6,440,000 shares of common stock are being carried over from the Company's Registration Statement on Form SB-2 (File No. 33-91054), and therefore, the $15,544.83 filing fee associated with such securities that was previously paid with such earlier Registration Statement on Form SB-2 is carried forward.

(11) Pursuant to Rule 429, 1,125,000 Class A Warrants are being carried over from the Company's Registration Statements on Form SB-2 (File No. 33-91054), and therefore, the $2,327.59 filing fee associated with such securities that was previously paid with such earlier Registration Statement on Form SB-2 is carried forward.

(12) Pursuant to Rule 429, 3,220,000 Class B Warrants are being carried over from the Company's Registration Statement on Form SB-2 (File No. 33-91054), and therefore, the $6,662.07 filing fee associated with such securities that was previously paid with such earlier Registration Statement on Form SB-2 is carried forward.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

              FOOD COURT ENTERTAINMENT NETWORK,INC.
           28,073,764 shares of Series A Common Stock,
            4,711,563 Redeemable Class A Warrants and
             12,133,660 Redeemable Class B Warrants
                  401,321 Furman Selz Warrants

     This Prospectus relates to the resale, from time to time, by certain securityholders of the following securities of Food Court Entertainment Network, Inc. (the "Company") which the Company issued in a private placement (the "Private Placement") on November 14, 1996: (i) up to 2,857,189 shares of Series A Common Stock, par value $.01 per share (the "Series A Common Stock");
(ii) up to 3,341,742 redeemable Class A Warrants (the "Class A Warrants") (includes up to 484,553 Class A Warrants issued as a result of antidilution provisions contained therein); and
(iii) up to 3,336,863 redeemable Class B Warrants (the "Class B Warrants," and together with the Class A Warrants the "Warrants") (includes up to 479,674 Class B Warrants issued as a result of antidilution provisions contained therein). The shares of Series A Common Stock, the Class A Warrants and the Class B Warrants issued in the Private Placement are sometimes hereinafter referred to as the "Private Placement Common Stock," the "Private Placement Class A Warrants," and the Private Placement Class B Warrants," respectively, and collectively as the "Private Placement Securities." The Selling Securityholders have agreed not to sell certain percentages of the Private Placement Securities for periods ranging from November 14, 1996 to July 15, 1997.

     This Prospectus also relates to the resale, from time to time, by certain securityholders of up to 1,369,821 Class A Warrants (includes up to 198,633 Class A Warrants issued as a result of antidilution provisions contained therein), which the Company issued in exchange for certain bridge warrants and sub-bridge warrants (collectively, the "Bridge Warrants") in connection with its initial public offering (the "IPO") on October 16, 1995. The Class A Warrants issued in exchange for the Bridge Warrants in connection with the IPO are sometimes hereinafter referred to as the "IPO Class A Warrants."

     This Prospectus also relates to the resale, from time to time, by Furman Selz LLC ("Furman Selz") of warrants to acquire up to 401,321 shares of Series A Common Stock (the "Furman Selz
Warrants").

     This Prospectus also relates to up to 16,295,565 shares of Series A Common Stock issuable by the Company upon exercise of
(i) Class A and Class B Warrants issued as part of the units (the "Units") issued in the IPO and the Private Placement, (ii) the IPO Class A Warrants and (iii) the Furman Selz Warrants. This Prospectus also relates to up to an additional 124,213 shares of Series A Common Stock issuable by the Company upon exercise of warrants issued to D.H. Blair Investment Banking Corp. ("Blair") and certain of its designees in connection with the Company's preferred stock unit offering in 1994 (the "Preferred Stock Warrants").

     This Prospectus also relates to (i) up to 8,796,797 Class B Warrants issuable by the Company upon the exercise of all Class A Warrants and (ii) up to 8,796,797 shares of Series A Common Stock issuable by the Company upon exercise of all such Class B Warrants issuable by the Company upon exercise of all Class A Warrants.

     Each Class A Warrant entitles the holder to purchase, at an exercise price of $5.13, subject to adjustment, one share of Series A Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase at an exercise price of $6.85, subject to adjustment, one share of Series A Common Stock.

The Warrants are subject to redemption by the Company for $.05 per Warrant, upon 30 days' written notice, if the average closing bid price of the Series A Common Stock exceeds $9.00 per share with respect to the Class A Warrants and $12.00 per share with respect to the Class B Warrants (subject to adjustment in each case) for 30 consecutive business days ending within five days of the notice of redemption. See "Description of Securities." The Warrants are immediately exercisable at any time and until 5:00 p.m. (New York time) on October 11, 2000, except the Private Placement Class A Warrants and the Private Placement Class B Warrants can be exercised by the Selling Securityholders only between November 14, 1997 and 5:00 p.m. (New York time) on October 11, 2000.

     The securityholders offering securities under this Prospectus and the securities offered by such securityholders are sometimes hereinafter referred to as the "Selling Securityholders" and the "Selling Securityholder Securities," respectively. The Selling Securityholder Securities offered by this Prospectus may be sold from time to time by the Selling Securityholder or by their transferees. The distribution of the Selling Securityholder Securities offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders. The Selling Securityholders have also agreed not to exercise the Private Placement Class A Warrants and the Private Placement Class B Warrants before November 14, 1997; provided, however, that purchasers of such Warrants are not subject to such restrictions on exercisability.

     The Company's Units, Series A Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbols FCENU, FCENA, FCENW and FCENZ. On January 30, 1997 the closing bid prices of these securities on Nasdaq was $6-9/16, $3-25/32, $1-9/16 and $1-5/16, respectively.

     The Company has agreed to pay a solicitation fee (the "Solicitation Fee") equal to 5% of the exercise price in connection with the exercise of Warrants under certain conditions. See "Plan of Distribution." The exercise prices of the Warrants were determined by negotiation between the Company and Blair, the underwriter of the Company's IPO, and are not necessarily related to the Company's asset value, net worth or other established criteria of value.

     The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company will not receive any of the proceeds from the sale of securities by the Selling Securityholders. In the event all of the outstanding Class A Warrants, Class B Warrants, Bridge Warrants, Furman Selz Warrants and the Preferred Stock Warrants are exercised, the Company will receive gross proceeds of approximately $94,796,085.

     The Series A Common Stock and the Series B Common Stock, $.01 par value ("Series B Common Stock") of the Company are essentially identical, except that the Series B Common Stock has five votes per share and the Series A Common Stock has one vote per share on all matters upon which stockholders may vote.

     The securities offered hereby are speculative and involve a substantial degree of risk. Prospective investors should carefully consider the factors set forth under "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is February __, 1997.

                      AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company are incorporated in this Prospectus by reference and made a part hereof:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

     (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996, and September 30,
1996.

     (3)  The Company's Current Reports on Form 8-K dated
April 16, 1996, and December 17, 1996.

     Each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in the document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Corporation will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Written requests should be directed to Food Court Entertainment Network, Inc., 220 East 42nd Street, 16th Floor, New York, New York 10017. Attention: Investor Relations Officer (telephone: (212) 983-4500).

                           THE COMPANY

     The following discussion under the heading "The Company" contains certain forward looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

     Development. Food Court Entertainment Network, Inc. (the "Company") was organized in February 1992. The Company's initial plan has been to establish a national television network to broadcast a high quality television program called Cafe USA to large, enclosed shopping mall food courts ("Food Courts") across the United States. While the development of a national television network remains the core business of the Company, management has determined that it is in the Company's best interest to expand the Company's mission. The Company plans to promote, introduce and operate electronic entertainment, information and transaction systems in high-traffic consumer areas such as shopping centers, multi-purpose malls, resorts, travel facilities and entertainment and retail destinations, utilizing both new and traditional media and contemporary communications technologies.

     The Company is in its development stage. The Company's development activities to date have consisted primarily of designing, developing and producing Cafe USA programming, producing and evaluating three market tests of Cafe USA to evaluate its acceptance in the market place, developing and refining an end to end distribution system for the delivery and management of Cafe USA programming into Food Courts, attracting and engaging management employees, consultants and advisers for marketing, operations and implementation of the Cafe USA network, establishing contacts and entering into agreements with advertisers and mall operators, and installing and operating Cafe USA in 12 Food Courts.

     In the fall of 1995, the Company began a ten-week evaluatory period ("Evaluatory Period") of Cafe USA during which the Company broadcast the Cafe USA program in four major enclosed malls in the Chicago, Philadelphia, New York, and Greenville, South Carolina market areas. The Company engaged A. C. Nielsen to conduct a survey of 4,800 mall and Food Court visitors to the four malls during the ten-week Evaluatory Period (the "1995 Nielsen Survey"). The purpose of the Evaluatory Period was to gather data necessary to evaluate the acceptance of Cafe USA by mall operators and Food Court visitors, and, assuming marketplace acceptance, to determine the pricing structure for advertising, since the Company's future viability and profitability are dependent upon the generation of advertising revenue. To date, the Company has generated very limited revenues from advertising sales.

     Based upon the results of the 1995 Nielsen Survey, the Company believes sufficient support for the Cafe USA concept exists in the marketplace to justify the expansion of Cafe USA in Food Courts throughout the United States (the "Mall Buildout"). The conclusions drawn by the Company's management from the Evaluatory Period, the 1995 Nielsen Survey and marketing and sales activities during 1996 resulted in the Company's modifying its business strategy. The Company determined that in order to successfully sell Cafe USA to a substantial number of advertisers, and thereby generate significant revenues, the distribution network for Cafe USA must first be expanded. Accordingly, the Company requires substantial funds in addition to revenues from operations and financing available from external sources in order to implement its business plan and reach profitable operations. The Company intends to seek strategic alliances, either through a joint venture, merger or acquisition transaction, with other entities that have significant financial or other resources, in order to provide the Company with the necessary funding required to successfully complete the Mall Buildout and to build its internal marketing and advertising sales force. There can be no assurance that the Company will be able to enter into any such arrangements. If the Company is unsuccessful in securing any arrangements with third parties to provide the necessary funding, the Company may be unable to complete the Mall Buildout. See "Risk Factors-Capital Intensive Nature of Business; Need for, and No Assurance of, Strategic Alliances and Additional Financing to Develop Cafe USA."

     Current Operations. The Company is currently producing its own weekly television programming for Cafe USA and broadcasting Cafe USA in 12 Food Courts. The Company has signed agreements and begun the installation of Cafe USA in four additional Food Courts. Management is presently in various stages of negotiation for agreements or design plans to install Cafe USA in 16 additional Food Courts.

     The Company currently has no paid advertisers. The Company has an arrangement with Pan American World Airways, Inc.
("Pan Am") pursuant to which Pan Am advertising is broadcast on the Cafe USA network in exchange for airline travel. Based upon its current plan to proceed with the Mall Buildout, the Company is attempting to obtain commitments from additional advertisers for participation in mall expansion and is negotiating with mall operators for installation and operation of Cafe USA in additional malls.
                       RECENT DEVELOPMENTS

     On November 14, 1996, the Company completed the sale of units comprised of an aggregate of 2,857,189 shares of Series A Common Stock, 2,857,189 Class A warrants and 2,857,189 Class B Warrants in a private placement (the "Private Placement") to accredited investors for net cash proceeds of approximately $7.8 million.

     As a result of securities sold in the Private Placement, the antidilution provisions set forth in the Warrants required the Company (i) to issue an additional 1,275,545 Class A Warrants and 1,020,258 Class B Warrants and (ii) to adjust the exercise price of the Class A and Class B Warrants from $6.00 to $5.13 and $8.00 to $6.85, respectively.

     The net proceeds received by the Company from the Private
Placement will enable the Company to install Cafe USA in up to 31 new mall Food Courts and to continue operations through approximately April 30, 1997.

     Digital Equipment Corporation ("DEC") is developing software applications and will provide hardware necessary to deliver the Cafe USA program digitally through telephone wires into malls nationwide. The Company and DEC are negotiating the details of the arrangement including discounts on pricing, deferred payment terms, and ownership of and marketing rights to the hardware/ software functionality. DEC has begun developing the software and the Company has paid $150,000 as of January 22, 1997 towards these services, and is currently negotiating the terms of a formal written agreement. It is estimated that the total cost of the software applications development will be approximately $1,000,000.

     On December 3, 1996, the Company terminated a programming and sales agreement with Turner Private Networks, Inc. ("Turner"), pursuant to which Turner was the exclusive provider of programming for Cafe USA and the exclusive advertising sales agent for national advertising. The Company has assumed exclusive control over the production of programming and advertising sales for Cafe USA. Pursuant to the terms of the agreement, upon termination Turner received 125,000 shares of Series A Common Stock and approximately $72,000 in cash for work completed and for the Company's right to reuse certain programming. During the eight-month term of the agreement, the Company paid Turner a total of 250,000 shares of Series A Common Stock (including the 125,000 shares of Series A Common Stock paid to Turner upon termination of the agreement).

     On December 16, 1996, the Company entered into a financial advisory agreement with Furman Selz LLC ("Furman Selz"), a New York investment banking firm. Pursuant to the agreement Furman Selz will provide financial advisory services to the Company for a period of approximately 18 months. Furman Selz received warrants to purchase 401,321 shares of Series A Common Stock, which is equal to five percent of the outstanding shares of Series A and Series B Common Stock, at an exercise price of $2.00 per share. The warrants contain certain antidilution provisions.

The Company will be required to recognize an aggregate charge to operations of approximately $328,000 over an 18-month period for the value of the Furman Selz Warrants. In the event additional warrants are issued in accordance with antidilution provisions of the Furman Selz Warrants, the fair value of such Warrants will be charged to operations for the remaining term of the agreement.

     On January 23, 1997, the Company entered into a sales representation agreement with ABC New Media Sales ("ABC") pursuant to which ABC will act as the Company's exclusive advertising sales representative. Under the terms of the agreement, ABC will receive a commission equal to 15% on the first $15.0 million of net advertising revenue, 10% on the net advertising revenue between $15.0 million and $30.0 million, and 7.5% on net advertising revenue over $30.0 million. The agreement is for a period of six years, subject to the right of the parties to terminate after two years.

                          RISK FACTORS

     In addition to the other information in this Prospectus, the following information should be carefully considered by potential investors in evaluating the Company, its business and the securities offered hereby. An investment in the securities offered hereby is highly speculative and subject to a high degree of risk and only those who can bear the risk of the entire loss of their investment should purchase securities of the Company.

     Unproven Commercial Viability; Need for Market Acceptance. There can be no assurance that the Company's television programming and advertising in shopping mall Food Courts will be accepted in the marketplace or that the Company's operations will be commercially viable. The commercial viability of the Cafe USA concept will be determined in large part by the acceptance of Cafe USA by advertisers and mall operators. The Company is currently broadcasting Cafe USA in 12 mall food courts. The Company has no paid advertisers and is currently only broadcasting advertisements for Pan Am in exchange for airline travel. Without further acceptance by the marketplace, the Company may be forced to cease operations. While the Company has conducted testing of its Cafe USA concept, such testing was on a limited basis. There can be no assurance that the test results of the acceptance of Cafe USA in four malls are indicative of widespread acceptance in the marketplace or that, if accepted, will ever result in the Company achieving profitable operations. See "The Company."

     Capital Intensive Nature of Business; Need for, and No Assurance of, Strategic Alliances and Additional Financing to Develop Cafe USA. The Company currently receives no revenues from operations and has relied on the proceeds of equity financings to fund its operations. The net proceeds received by the Company in the Private Placement will enable the Company to continue operations through approximately April 30, 1997. Management of the Company intends to pursue strategic alliances through a combination of one or more joint venture, merger or acquisition transactions because advertising revenues that may be generated by Cafe USA and financing that may be available from external sources may not provide the Company with sufficient capital required to complete the Company's business plan for expansion of Cafe USA. However, there can be no assurances that the Company will be able to complete one or more of such strategic alliances. Since the Company anticipates receiving only limited revenues from advertisers during the early stages of the Mall Buildout, the Company will remain dependent upon external sources of financing, including this Offering, until such time as the Company is able to complete one or more strategic alliances. If the Company is unable to either complete one or more strategic alliances or obtain additional financing on acceptable terms, the Company will be unable to complete the expansion of Cafe USA and will be forced to cease business.

     Development Stage Company; Significant Losses. The Company is a development stage company which has engaged primarily in the development of the Cafe USA network. The Company has realized only minimal revenues to date, has incurred substantial losses since its inception and expects to continue incurring losses in the foreseeable future. Accordingly, the Company, as of September 30, 1996, had a deficit accumulated in the development stage of approximately $13.8 million. The Company has continued to incur substantial losses since such date. Furthermore, for the foreseeable future, the Company expects losses to continue and will be entirely dependent on public or private financing.

     Requirement for Capital Equipment; Potential Negative Effect on Statement of Operations. The Company's business is capital intensive, requiring substantial outlays for the purchase and installation of broadcasting equipment. The cost of "outfitting" each mall with equipment necessary to transmit and receive Cafe USA is currently costing approximately $150,000, consisting of approximately $100,000 in equipment costs and $50,000 in installation costs. There are no assurances, however, that future costs will not exceed current costs. Although the Company has been seeking financing for all or a portion of these costs in view of the Company's limited cash resources, the Company has been unsuccessful in securing such financing to date and there is no assurance that this financing can be obtained on favorable terms, if at all. Irrespective of whether financing is obtained, the Company's future operations will be charged for the depreciation of the equipment, including the installation costs, and, if the Company has to remove the equipment for relocation before the expiration of the expected life of the equipment, a loss would have to be recognized equal to the undepreciated installation costs because they would provide no future benefit.

     Possible Need for Additional Statistical Data. To provide the necessary data for the sale of advertising, the Company may need additional testing and market research to develop reliable statistical data. The Company retained A. C. Nielsen to conduct the 1995 Nielsen Survey. The Company had previously conducted a much smaller A. C. Nielsen survey during a one-week demonstration of its programming and advertising in May, 1994 in the Haywood Mall in Greenville, South Carolina and a more preliminary Audits and Surveys research study in October, 1992. The 1995 Nielsen Survey was still limited in scope (only four malls) and may not provide sufficient data required for the sale of advertising. Accordingly, the Company may still require substantial additional data before it can determine whether it can charge commercially viable rates to advertisers. Pricing for advertising is based substantially on the number of visitors exposed to Cafe USA programming and advertising and the impact of the advertising upon those exposed. As with broadcast media, the validation research will be on-going and will provide the basis for the Company's pricing to advertisers. There is no assurance that all of the necessary data will be obtained, or if obtained, will be favorable or be accepted by advertisers.

     New Enterprise. The Company was formed in February, 1992 and its success depends upon several factors, including the quality of its programming and managing the technical aspects of its operations. Investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful, and as such, there can be no assurances that the Company will be a viable and profitable business. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development of a business in the area in which the Company intends to operate and in connection with the formation and commencement of operations of a new business in general. The Company is unable to predict how long it will be before it begins to generate revenues or how long its losses will continue. There is a substantial risk that the Company will have inadequate working capital to pay all of its expenses during this start-up period.

     Dependence Upon Others. The success of the Company's operations will depend upon numerous factors, many of which are beyond the Company's control, including (i) the ability of the Company to enter into strategic alliances through a combination of one or more joint venture, merger or acquisition transaction,
(ii) the ability of the Company to obtain contracts with advertisers that will produce revenues; (iii) the ability to produce or purchase programming; and (iv) the ability and the operating resources to install, maintain and service the video and audio system satisfactorily, to obtain and service satisfactory network communication and to obtain the services of and pay a sufficient number of representatives on a local basis necessary to operate and service all facets of the Cafe USA business. These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company. There can be no assurance of success with any or all of these factors on which the Company's operations will depend.

     Lack of Programming and Production Experience. Because of the absence of any operating history in connection with broadcasting programming and advertising to mall Food Courts on the part of the Company or advertising entities, there can be no assurance that the Cafe USA programming and advertising will be viewed favorably by consumers or that advertisers will be attracted to either the concept of this medium or the specific programming developed by the Company. Further, the Company has broadcast during only approximately 12 months in a limited number of Food Courts and there can be no assurances that the technology associated with the broadcasting will prove to be manageable.

     Risks Relating to Agreement with DEC. Although DEC has agreed to develop software applications and provide hardware necessary to deliver Cafe USA digitally through telecommunications network into malls nationwide, the execution of a definitive agreement, which is currently being negotiated, is subject to certain conditions. There can be no assurance that the Company will enter into a definitive agreement with DEC. To date, the Company has made payments to DEC aggregating $150,000 and is currently negotiating the terms of a definitive agreement.

If a definitive agreement is not entered into, there can be no assurance that the Company will have rights to the software applications and the hardware developed by DEC. Accordingly, the payments made to DEC by the Company, which are not returnable, may not result in the Company having a digital delivery system for Cafe USA or the ownership of the software applications and related hardware.

     Dependence Upon Mall Operators. The ability of the Company to establish the Cafe USA network is dependent upon the Company entering into agreements with mall operators for the installation of Cafe USA in mall Food Courts. While agreements have been entered into with several mall developers, there is no assurance that mall operators will accept Cafe USA in Food Courts or continue to accept it once it is installed.

     Reliance on Senior Management and Key Employees. The Company is substantially dependent on the efforts of its senior management. The Company has entered into employment agreements with its Chairman, Robert H. Lenz, and its President, James N. Perkins, with terms ending September 30, 1999. Darren M. Sardoff, the Company's Senior Vice President, Business Affairs and Chief Financial Officer, has entered into an employment agreement in September, 1995 which continues from year to year unless terminated by either the Company or Mr. Sardoff upon 30 days' notice prior to October of each year. On January 17, 1997, the Company entered into a three-year employment agreement with Jamie Korson who will serve as the Company's Senior Vice President, Sales. The loss of services of any of such individuals could have a material adverse effect on the Company's prospects. The Company maintains key-person life insurance coverage in the face amount of $2,000,000 for each of Messrs. Lenz and Perkins naming the Company as beneficiary. See "Management." Management of the Company believes that the future success of Cafe USA will depend on the Company's ability to attract additional key personnel in sales, marketing, technical support, finance, programming and mall relations. However, there can be no assurances that the Company will be successful in attracting or retaining additional personnel necessary to conduct its business.

     Competition. While the Company is operating in a new industry, it is aware of other companies which have unsuccessfully attempted to utilize the shopping mall for point of sale broadcast or video advertising. Entities which enter the shopping mall Food Court business in the future may have substantially greater marketing, financial and human resources than the Company and may provide significant long term competition. Since Cafe USA is a broadcasting medium, the Company will also be competing for advertising revenue with other established media. Furthermore, the Company does not possess any patented or copyrighted trade secrets or intellectual property to provide barriers to competition.

     Charge to Income in the Event of Release of Escrow Shares. If the Company attains certain earnings thresholds (which thresholds will be increased as a result of this Offering) or the Company is sold at certain prices, the Company will be required to recognize additional compensation expense in connection with the release from escrow to certain stockholders of the Company of 636,115 shares of Series B Common Stock (the "Escrow Shares"). Accordingly, the Company will, in the event of the release of the Escrow Shares, recognize during the period in which the earnings thresholds are met or such per share sales prices obtained, what could be a substantial charge that would have the effect of substantially increasing the Company's loss or reducing or eliminating earnings, if any, at such time. Such charge will not be deductible for income tax purposes. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities.

     Restrictions on Exercise of Warrants. Holders of Warrants will only be able to exercise the Warrants if (i) a current prospectus under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of such Warrants reside. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified, or exempt from qualification, in the states in which the holders of the Warrants reside.

     Influence by Management and Other Stockholders; Possible Depressive Effect on the Company's Securities. One of the Company's current directors (who is also an officer) and four other stockholders own collectively 98.95% of the issued and outstanding Series B Common Stock. All current officers and directors, together with such four other stockholders of Series B Common Stock, beneficially own in the aggregate approximately 27.72% of the total outstanding capital stock of the Company and have approximately 51.03% of the total voting power thereof. As a result, such individuals will be able to substantially influence the election of all of the Company's directors and otherwise substantially influence the Company's operations. Furthermore, the disproportionate vote afforded the Series B Common Stock could also serve to impede or prevent a change of control of the Company thereof. As a result, potential acquirers may be discouraged from seeking to acquire control of the Company through the purchase of Series A Common Stock, which could have a depressive effect on the price of the Company's securities.

     Potential Adverse Effect of Redemption of Warrants. The Class A Warrants, Class B Warrants and Furman Selz Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon 30 days' notice if, the average closing bid price of the Series A Common Stock exceeds $9.00 per share with respect to the Class A Warrants and $12.00 per share with respect to the Class B Warrants for 30 consecutive business days ending within 5 days of the notice of redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption is likely to be substantially less than the market value of the warrants. See "Description of Securities -- Redeemable Warrants."

     Possible Depressive Effect of Future Sales of Common Stock and Exercise of Registration Rights. The Company has outstanding 6,950,714 shares of Series A Common Stock, 1,075,715 shares of Series B Common Stock, 8,796,797 Class A Warrants and 7,097,447 Class B Warrants. The 3,220,000 shares of Series A Common Stock, Class A Warrants and Class B Warrants sold in the IPO are freely tradeable without restriction under the Securities Act, unless acquired by "affiliates" of the Company as that term is defined in the Securities Act. None of the 1,075,715 shares of Series B Common Stock, 573,125 shares of Series A Common Stock issued prior to the IPO and the 250,000 shares issued to Turner in connection with the programming services provided by Turner have been registered under the Securities Act, and all are "restricted securities" under Rule 144 of the Act. The holders of the 573,125 shares of Series A Common Stock issued prior to the IPO have certain "demand" and "piggyback" registration rights. The current management holders of the Series B Common Stock have placed 636,115 of their shares of Series B Common Stock in escrow. The Company also has outstanding stock options and warrants (or commitments to issue options, stock options and warrants) to purchase 2,642,138 shares of Series A Common Stock at prices ranging from $2.00 to $6.85 per share.

     An additional 9,660,000 shares of Series A Common stock issuable upon exercise of the Company's Class A and Class B Warrants issued or issuable in connection with the Company's IPO may be resold without restriction provided there is a current prospectus under the Securities Act relating thereto and applicable state securities laws are complied with. Furthermore, 1,120,000 shares of Series A Common Stock underlying the unit purchase options issued to D. H. Blair Investment Banking Corp. ("Blair") in connection with the IPO are subject to restrictions on transferability until October 11, 1998 and thereafter, are freely transferable without restriction provided there is a current prospectus under the Securities Act relating thereto and applicable state securities laws are complied with. The existence of the Unit Purchase Options issued in the IPO, outstanding options and warrants, Class A Warrants, Class B Warrants, and other options that may be issued by the Company may hinder future financing by the Company, and exercise of these securities may further dilute the interest of the persons holding Series A Common Stock. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. No prediction can be made as to the effect, if any, that sale of these securities or the availability of such securities for sale without restriction will have on the market prices of the Company's securities prevailing from time to time. Nevertheless, the possibility that substantial amounts of securities may be sold in the public market may adversely affect prevailing market prices for the Company's securities and could impair the Company's ability to raise capital through the sale of its securities.

     Effect of Outstanding Options and Warrants; Registration Rights. The Company currently has outstanding a substantial number of Class A Warrants, Class B Warrants and other options to purchase shares of Series A Common Stock. For the terms of outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Series A Common Stock with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants.

The holders of such options and warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such securities. In addition, certain holders have registration rights with respect to their securities, the exercise of which may involve substantial expense to the Company.

     Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $.01 per share, with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Series A and Series B Common Stock. In the event of issuance, preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that the Company will not issue shares of preferred stock in the future.

     No Dividends Anticipated. The Company has never paid any cash dividends on its Series A and Series B Common Stock and does not anticipate the payment of cash dividends in the foreseeable future.

     Possible Restrictions on Market-Making Activities in the Company's Securities. D.H. Blair & Co., Inc. ("Blair & Co.") is currently, and the Company believes that it intends in the future to continue to be, a market maker in the Company's securities. Regulation M, which was recently adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by Blair of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair may have to receive a fee for the exercise of such Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Warrants offered by Selling Securityholders may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (currently at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event Blair & Co. is engaged in a distribution of the Selling Securityholder Warrants, Blair & Co. will not be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

     Investigation of the Placement Agent by the Securities and Exchange Commission. The Company has been advised that the Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of Blair and Blair & Co. The investigation appears to be broad in scope, involving numerous aspects of Blair and Blair & Co.'s compliance with the federal securities laws and compliance with the federal securities laws by issuers whose securities were underwritten by Blair or Blair & Co., or in which Blair or Blair & Co. made over-the-counter markets, and persons associated with Blair or Blair & Co., such issuers and other persons. The Company has been advised by Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. Neither the Company, Blair nor Blair & Co. can predict whether this investigation will ever result in any type of formal enforcement action against Blair or Blair & Co. An unfavorable resolution of this investigation could have the effect of limiting Blair & Co.'s ability to make a market in the Company's securities, which could affect the liquidity or price of such securities. Any temporary cessation of such market making activities could have a material adverse effect on the market prices of the Company's securities.

                         USE OF PROCEEDS

     The Company will receive none of the proceeds from the sale of the Selling Securityholder Securities, which are being sold by the Selling Securityholders. Any proceeds from the exercise of the Warrants, to the extent that the Warrants are exercised, will be utilized by the Company for general corporate purposes.

                      PLAN OF DISTRIBUTION

     The Selling Securityholder Securities may be sold from time to time to purchasers directly by any of the Selling Securityholders, or, alternatively, any of the Selling Securityholders may from time to time offer the Selling Securityholder Securities through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or purchasers of the Selling Securityholder Securities from whom they may act as agent. Sales will be made at prices and on terms then prevailing or at prices related to the current market price, or in negotiated transactions. A Selling Securityholder that sells such Selling Securityholder Securities pursuant to the Registration Statement of which this Prospectus is a part will be required to deliver such Prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales. There can be no assurance that any of the Selling Securityholder Securities will be sold by the Selling Securityholders.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company during the applicable "cooling off" period (currently at least two and possibly nine business days) prior to the commencement of such distribution. Accordingly, in the event Blair or Blair & Co. is engaged in a distribution of the Selling Securityholder Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. However, neither Blair nor Blair & Co. have agreed to nor are either of them obligated to act as a broker-dealer in the sale of the Selling Securityholder Warrants and the Selling Securityholders may be required, and in the event Blair & Co. is a market maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

     The Commission has recently adopted Regulation M which will replace Rule 10b-6 and certain other rules promulgated under the Exchange Act. Regulation M may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by Blair & Co. of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     Holders of outstanding Warrants can exercise their Warrants for their applicable underlying securities upon payment of the exercise prices therefor to the Company. The Company has agreed not to solicit Warrant exercises other than through Blair unless Blair declines or is unable to make such solicitation. Except for any Warrants held by the Blair at the time of exercise, upon any exercise of the Class A and Class B Warrants, the Company will pay a fee to Blair (the "Solicitation Fee") of 5% of the aggregate exercise price if (i) the market price of the Company's Series A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the National Association of Securities Dealers, Inc. designated in writing by the warrantholder as having solicited the exercise;
(iii) the Warrants are not held in a discretionary account;
(iv) disclosure of compensation arrangements is made both at the time of the offering and at the time of exercise of the Warrants; and (v) the solicitation of exercise of the Warrants was not in violation of Rule 10b-6 promulgated under the Exchange Act.
Blair may reallow a portion of the Solicitation Fee to members of the National Association of Securities Dealers, Inc. The costs of Blair's solicitation will be borne by the Company.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has agreed to pay substantially all of the expenses incident to the registration of all of the securities covered under this Prospectus, other than transfer taxes, if any, and commissions and discounts of dealers and agents.

                     SELLING SECURITYHOLDERS

     This Prospectus relates to an offering by the Selling Securityholders of (i) up to 2,857,189 shares of Private Placement Series A Common Stock (ii) up to 3,341,742 Private Placement Class A Warrants, (iii) up to 3,336,863 Private Placement Class B Warrants, (iv) up to 1,369,821 IPO Class A Warrants and (v) up to 401,321 Furman Selz Warrants. The Selling Securityholder Securities are being registered to permit public secondary trading of the shares of Series A Common Stock and/or Warrants, and the Selling Securityholders may offer such shares of Series A Common Stock and Warrants for resale from time to time. See "Plan of Distribution." For a description of the Company's Common Stock, Class A Warrants, Class B Warrants and Furman Selz Warrants, see "Description of Securities."

     The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Selling Securityholder Securities. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the shares of Series A Common Stock and Warrants being offered by the Selling Securityholders. See "Plan of Distribution."

     Set forth below is certain information with respect to each Selling Securityholder as of December 31, 1996. Except as indicated below, to the best of the Company's knowledge, there have been no material relationships between any of the Selling Securityholders and the Company within the past three years.

             Private Placement Series A Common Stock
                                    Number of         Number of
                                 Shares Owned at   Shares Offered
                                   Commencement    by the Selling
Selling Securityholder             of Offering     Securityholder
Magid Abraham                          31,746            31,746
R. Peter & Hanna Altman                 7,937             7,937
Alan & Chris Balfour                    7,937             7,937
Rudy & Betty Ballato                   15,873            15,873
Geoffrey W. Baylor                      7,937             7,937
John H.K. Belt                          7,937             7,937
Bruce W. & Julie A. Bennett             7,937             7,937
Charles M. Berger                      15,873            15,873
Robert Berger                           7,937             7,937
Ronald J. Berk                          7,937             7,937
Mitchell & Kathryn W. Birzon           15,873            15,873
Baxter J. Braband                      15,873            15,873
Joan Brout                             15,873            15,873
John N. Burdette                        3,969             3,969
Robert D. Burke, M.D.                   7,937             7,937
Gloria M. Buzi                          3,969             3,969
Chelsea Associates, Inc.               15,873            15,873
CLFS Equities Ltd.                     15,873            15,873
Kenneth & Sherry Cohen                 15,873            15,873
Martin A. Cooper, M.D.                  7,937             7,937
Lee R. Curtis                           7,937             7,937
Steven A. Dawes                        15,873            15,873
Errett & Evelyn Deck                   15,873            15,873
Thomas J. & Joanne DeLuca               7,937             7,937
Milton I. Drucker, as Trustee
  for The Drucker Group Inc.
  Retirement Trust                      7,937             7,937
Edmund H. Shea, Jr., as
  Trustee for E&M RP Trust             31,746            31,746
Eastern Shore Radiation
  Oncology Associates                  15,873            15,873
Elvin E. & Genevieve M. Eberle          7,937             7,937
Jonathan & Irene Elias                 15,873            15,873
William G. Everett                     23,810            23,810
Fairfield-Maxwell, Ltd.                31,746            31,746
Edward J. Farrell                      15,873            15,873
Shaban & Shaista Faruqui               15,873            15,873
Jeffrey A. Feibelman                   39,683            39,683
Mark Fischgrund                         7,937             7,937
David Fohrman                          23,810            23,810
John S. & Elsie C. Fok                 11,905            11,905
Tanya Gayle Foreman                    15,873            15,873
Dr. Dalia Fried                         3,969             3,969
Erwin & Jenny Fried                     3,969             3,969
E. Kipp Friedle                         7,937             7,937
Marshall Froker                         3,969             3,969
James E. Galton                        15,873            15,873
Martin R. Garfield                      3,969             3,969
Lisa Susan Gatschet                    31,746            31,746
Jonathan Goldstein                     31,746            31,746
Morton E. Goulder                       7,937             7,937
Richard Grant                           3,969             3,969
Harold Greenberg                        7,937             7,937
Alexander & Laura Gryschuk             31,746            31,746
Stuart E. Feick, as Trustee for
  Gulfstream Asset Management
  Corp. Retirement Trust                7,937             7,937
Daniel Gutkin                           7,937             7,937
Philip N. Haddad, III                   7,937             7,937
Arthur H. Halper                        7,937             7,937
Bruce B. Hanson                         7,937             7,937
Dennis & Marcia Harrington              7,937             7,937
Bill R. Hay                            15,873            15,873
Bruce A. Herman                         7,937             7,937
Blake A. Hershey                        7,937             7,937
Julian Herskowitz                       3,969             3,969
Morris Hodkin                           3,969             3,969
Stanley D. Hoffman                     63,492            63,492
International Foam Products,
  Inc.                                  7,937             7,937
Jack L. Irwin                          15,873            15,873
George R. & Judith A. Isley            15,873            15,873
Jacob Katz, as Trustee for Jack
  Katz DFP, Inc. Defined
  Benefit Plan                         15,873            15,873
Ivan Jacobs, M.D.                       7,937             7,937
Stephen Baldwin Jayne                   7,937             7,937
John and Anita Mastandrea, as
  Trustees for John and Anita
  Mastandrea Revokable Living
  Trust                                47,619            47,619
Wesley P. Jones                         7,937             7,937
Jeff Riemer, as Trustee for
  J.S. Riemer, Inc.
  Employees' Pension Trust             31,746            31,746
Robert Jung                             7,937             7,937
Louis & Irene Katz                     47,619            47,619
Kathleen W. Katzmann                    7,937             7,937
Leonard & Eileen Keller                47,619            47,619
Gerald Kesselman                        7,937             7,937
Dr. Robert & Myriam Klein              31,746            31,746
Paul J. Kuehn                           3,969             3,969
Joseph S. Kulpa                         7,937             7,937
Clyde Kurlander                         7,937             7,937
Robert H. Lenz (1)                     15,873            15,873
Leon Sutton, as Trustee for
  Leon Sutton Defined Benefit
  Plan                                  7,937             7,937
Theodore A. Livingston                  7,937             7,937
Martin Cooper, M.D., as Trustee
  for Martin Cooper, M.D., A
  Professional Corp. Defined
  Benefit Pension Plan                  7,937             7,937
Brian McLean                           15,873            15,873
Martin & Lynn Mendelssohn               7,937             7,937
Alan E. Messenschmidt                   3,969             3,969
Ira Michaels                            7,937             7,937
Sheri Migdol                            7,937             7,937
Richard & Maria Molinsky               15,873            15,873
Robin Morris                           15,873            15,873
George & Irene Motonaga                 7,937             7,937
John B. Muller                          3,969             3,969
Nano-Cap Hyper Growth
  Partnership L.P.                      7,937             7,937
Concetta Neff                           7,937             7,937
New Jersey Wolfson Trust              476,190           476,190
James Nigro                            47,619            47,619
Stephen Osman                          31,746            31,746
Timothy & Elizabeth O'Sullivan          7,937             7,937
John & Paula Pataki                     7,937             7,937
Wayne Pensenstadler                     7,937             7,937
James N. & Judith W. Perkins (2)       15,873            15,873
Robert Perl                             3,969             3,969
David J. Pokoski, M.D.                 31,746            31,746
Jesse D. Roggen, as Trustee for
  Poseidon Capital Pension &
  Profit Sharing Plan                   7,937             7,937
Daniel A. Potter                        7,937             7,937
Rajesh & Noopur Prasad                  7,937             7,937
Hosny Selim, as Trustee for
  Radiation Therapists
  Associates P.C. Profit
  Sharing Plan                          7,937             7,937
Pattabhirama & Pindi Rajendran         15,873            15,873
Jeff Riemer                            31,746            31,746
Denis J. Rinello                        7,937             7,937
Robert S. Bogatin, as Trustee
  for Robert S. Bogatin Trust           7,937             7,937
Mark E. & Connie E. Roman               3,969             3,969
Mark E. Roman                           3,969             3,969
Norton A. Rosenberg                     3,969             3,969
Alan H. & Linda S. Rosenthal            7,937             7,937
Alan J. Rubin                          31,746            31,746
David W. Ruttenberg                     7,937             7,937
Jacob Safier                           47,619            47,619
Alan & Leah Sakowitz                   15,873            15,873
Samuel J. Holtzman Trust               31,746            31,746
Nicolo & Maddalena Saulle               3,969             3,969
Louise Schrier                         15,873            15,873
Kenneth W. Scott                       15,873            15,873
David R. Simon                          7,937             7,937
Herschel J. Sklaroff                    7,937             7,937
Steven Sklow                           15,873            15,873
Gary E. Sommer                          7,937             7,937
Stanley D. Hoffman, M.D., as
  Trustee for Stanley D.
  Hoffman, M.D. Profit
  Sharing Plan                         31,746            31,746
Doug Terry                             47,619            47,619
Lance James Thomas                     15,873            15,873
Harry Tobiassen                         7,937             7,937
Elmer A. Triplett                      15,873            15,873
Vail Corporation of
  Louisiana, Inc.                       7,937             7,937
Donald J. Vernine                      15,873            15,873
Johnny D. & Norma Jean Walker           3,969             3,969
Warren A. Noden, as Trustee for
  Warren A. Noden Trust                 7,937             7,937
Wayne D. Eig, as Trustee for
  Wayne D. Eig, Chartered
  Defined Benefit Pension
  Plan & Trust                          3,969             3,969
Dr. Robert M. Weiss                    31,746            31,746
Aaron Wolfson                          71,429            71,429
Abraham Wolfson                        63,492            63,492
Martin & Rivka Wolmark                 23,810            23,810
Joseph Yasgur                           7,937             7,937
Harry Young                            15,873            15,873
Harry & Miriam Zarin                    7,937             7,937
Robert Zarin                            7,937             7,937
Kal Zeff                              158,730           158,730
Seymour H. Zisook                       7,937             7,937
Robert D. Zucker                       15,873            15,873
  Total                             2,857,189         2,857,189

____________
(1) Mr. Lenz is the Chairman of the Board of Directors of the Company.

(2)  Mr. Perkins is President, Chief Executive Officer and
     Director of the Company.

               Private Placement Class A Warrants
                                      Number of      Number of
                                      Warrants        Warrants
                                      Owned at       Offered by
                                    Commencement     the Selling
Selling Securityholder               of Offering   Securityholder
Magid Abraham                            37,130          37,130
R. Peter & Hanna Altman                   9,283           9,283
Alan & Chris Balfour                      9,283           9,283
Rudy & Betty Ballato                     18,565          18,565
Geoffrey W. Baylor                        9,283           9,283
John H.K. Belt                            9,283           9,283
Bruce W. & Julie A. Bennett               9,283           9,283
Charles M. Berger                        18,565          18,565
Robert Berger                             9,283           9,283
Ronald J. Berk                            9,283           9,283
Mitchell & Kathryn W. Birzon             18,565          18,565
Baxter J. Braband                        18,565          18,565
Joan Brout                               18,565          18,565
John N. Burdette                          4,642           4,642
Robert D. Burke, M.D.                     9,283           9,283
Gloria M. Buzi                            4,642           4,642
Chelsea Associates, Inc.                 18,565          18,565
CLFS Equities Ltd.                       18,565          18,565
Kenneth & Sherry Cohen                   18,565          18,565
Martin A. Cooper, M.D.                    9,283           9,283
Lee R. Curtis                             9,283           9,283
Steven A. Dawes                          18,565          18,565
Errett & Evelyn Deck                     18,565          18,565
Thomas J. & Joanne DeLuca                 9,283           9,283
Milton I. Drucker, as Trustee
  for The Drucker Group Inc.
  Retirement Trust                        9,283           9,283
Edmund H. Shea, Jr., as
  Trustee for E&M RP Trust               37,130          37,130
Eastern Shore Radiation Oncology
  Associates                             18,565          18,565
Elvin E. & Genevieve M. Eberle            9,283           9,283
Jonathan & Irene Elias                   18,565          18,565
William G. Everett                       27,848          27,848
Fairfield-Maxwell, Ltd.                  37,130          37,130
Edward J. Farrell                        18,565          18,565
Shaban & Shaista Faruqui                 18,565          18,565
Jeffrey A. Feibelman                     46,413          46,413
Mark Fischgrund                           9,283           9,283
David Fohrman                            27,848          27,848
John S. & Elsie C. Fok                   13,924          13,924
Tanya Gayle Foreman                      18,565          18,565
Dr. Dalia Fried                           4,642           4,642
Erwin & Jenny Fried                       4,642           4,642
E. Kipp Friedle                           9,283           9,283
Marshall Froker                           4,642           4,642
James E. Galton                          18,565          18,565
Martin R. Garfield                        4,642           4,642
Lisa Susan Gatschet                      37,130          37,130
Jonathan Goldstein                       37,130          37,130
Morton E. Goulder                         9,283           9,283
Richard Grant                             4,642           4,642
Harold Greenberg                          9,283           9,283
Alexander & Laura Gryschuk               37,130          37,130
Stuart E. Feick, as Trustee for
  Gulfstream Asset Management
  Corp. Retirement Trust                  9,283           9,283
Daniel Gutkin                             9,283           9,283
Philip N. Haddad, III                     9,283           9,283
Arthur H. Halper                          9,283           9,283
Bruce B. Hanson                           9,283           9,283
Dennis & Marcia Harrington                9,283           9,283
Bill R. Hay                              18,565          18,565
Bruce A. Herman                           9,283           9,283
Blake A. Hershey                          9,283           9,283
Julian Herskowitz                         4,642           4,642
Morris Hodkin                             4,642           4,642
Stanley D. Hoffman                       74,260          74,260
International Foam Products, Inc.         9,283           9,283
Jack L. Irwin                            18,565          18,565
George R. & Judith A. Isley              18,565          18,565
Jacob Katz, as Trustee for
  Jack Katz DFP, Inc. Defined
  Benefit Plan                           18,565          18,565
Ivan Jacobs, M.D.                         9,283           9,283
Stephen Baldwin Jayne                     9,283           9,283
John and Anita Mastandrea as
  Trustees for John and Anita
  Mastandrea Revokable Living
  Trust of 4-29-96                       55,695          55,695
Wesley P. Jones                           9,283           9,283
Jeff Riemer, as Trustee for
  J.S. Riemer, Inc.
  Employees' Pension Trust               37,130          37,130
Robert Jung                               9,283           9,283
Louis & Irene Katz                       55,695          55,695
Kathleen W. Katzmann                      9,283           9,283
Leonard & Eileen Keller                  55,613          55,613
Gerald Kesselman                          9,269           9,269
Dr. Robert & Myriam Klein                37,130          37,130
Paul J. Kuehn                             4,642           4,642
Joseph S. Kulpa                           9,283           9,283
Clyde Kurlander                           9,283           9,283
Robert H. Lenz (1)                       18,565          18,565
Leon Sutton, as Trustee for
  Leon Sutton Defined Benefit
  Plan                                    9,283           9,283
Theodore A. Livingston                    9,283           9,283
Martin Cooper, M.D., as Trustee
  for Martin Cooper, M.D., A
  Professional Corp. Defined
  Benefit Pension Plan                    9,283           9,283
Brian McLean                             18,565          18,565
Martin & Lynn Mendelssohn                 9,283           9,283
Alan E. Messenschmidt                     4,642           4,642
Ira Michaels                              9,283           9,283
Sheri Migdol                              9,283           9,283
Richard & Maria Molinsky                 18,565          18,565
Robin Morris                             18,565          18,565
George & Irene Motonaga                   9,283           9,283
John B. Muller                            4,642           4,642
Nano-Cap Hyper Growth
  Partnership L.P.                        9,283           9,283
Concetta Neff                             9,283           9,283
New Jersey Wolfson Trust                556,947         556,947
James Nigro                              55,695          55,695
Stephen Osman                            37,130          37,130
Timothy & Elizabeth O'Sullivan            9,283           9,283
John & Paula Pataki                       9,283           9,283
Wayne Pensenstadler                       9,283           9,283
James N. & Judith W. Perkins (2)         18,565          18,565
Robert Perl                               4,642           4,642
David J. Pokoski, M.D.                   37,130          37,130
Jesse D. Roggen, as Trustee for
  Poseidon Capital Pension &
  Profit Sharing Plan                     9,283           9,283
Daniel A. Potter                          9,283           9,283
Rajesh & Noopur Prasad                    9,283           9,283
Hosny Selim, as Trustee for
  Radiation Therapists
  Associates P.C. Profit
  Sharing Plan                            9,283           9,283
Pattabhirama & Pindi Rajendran           18,565          18,565
Jeff Riemer                              37,130          37,130
Denis J. Rinello                          9,283           9,283
Robert S. Bogatin, as Trustee
  for Robert S. Bogatin Trust             9,283           9,283
Mark E. & Connie E. Roman                 4,642           4,642
Mark E. Roman                             4,642           4,642
Norton A. Rosenberg                       4,642           4,642
Alan H. & Linda S. Rosenthal              9,283           9,283
Alan J. Rubin                            37,130          37,130
David W. Ruttenberg                       9,283           9,283
Jacob Safier                             55,695          55,695
Alan & Leah Sakowitz                     18,565          18,565
Samuel J. Holtzman Trust                 37,130          37,130
Nicolo & Maddalena Saulle                 4,642           4,642
Louise Schrier                           18,565          18,565
Kenneth W. Scott                         18,565          18,565
David R. Simon                            9,283           9,283
Herschel J. Sklaroff                      9,283           9,283
Steven Sklow                             18,565          18,565
Gary E. Sommer                            9,283           9,283
Stanley D. Hoffman, M.D., as
  Trustee for Stanley D.
  Hoffman, M.D. Profit
  Sharing Plan                           37,130          37,130
Doug Terry                               55,695          55,695
Lance James Thomas                       18,565          18,565
Harry Tobiassen                           9,283           9,283
Elmer A. Triplett                        18,565          18,565
Vail Corporation of Louisiana,
  Inc.                                    9,283           9,283
Donald J. Vernine                        18,565          18,565
Johnny D. & Norma Jean Walker             4,642           4,642
Warren A. Noden, as Trustee for
  Warren A. Noden Trust                   9,283           9,283
Wayne D. Eig as Trustee for
  Wayne D. Eig, Chartered
  Defined Benefit Pension
  Plan & Trust                            4,642           4,642
Dr. Robert M. Weiss                      37,130          37,130
Aaron Wolfson                            83,543          93,543
Abraham Wolfson                          74,260          74,260
Martin & Rivka Wolmark                   27,848          27,848
Joseph Yasgur                             9,283           9,283
Harry Young                              18,565          18,565
Harry & Miriam Zarin                      9,283           9,283
Robert Zarin                              9,283           9,283
Kal Zeff                                185,649         185,649
Seymour H. Zisook                         9,283           9,283
Robert D. Zucker                         18,565          18,565
  Total                               3,341,742       3,341,742

____________
(1) Mr. Lenz is the Chairman of the Board of Directors of the Company.

(2)  Mr. Perkins is President, Chief Executive Officer and
     Director of the Company.

               Private Placement Class B Warrants
                                      Number of      Number of
                                      Warrants        Warrants
                                      Owned at       Offered by
                                    Commencement     the Selling
Selling Securityholder               of Offering   Securityholder

Magid Abraham                            37,076          37,076
R. Peter & Hanna Altman                   9,269           9,269
Alan & Chris Balfour                      9,269           9,269
Rudy & Betty Ballato                     18,538          18,538
Geoffrey W. Baylor                        9,269           9,269
John H.K. Belt                            9,269           9,269
Bruce W. & Julie A. Bennett               9,269           9,269
Charles M. Berger                        18,538          18,538
Robert Berger                             9,269           9,269
Ronald J. Berk                            9,269           9,269
Mitchell & Kathryn W. Birzon             18,538          18,538
Baxter J. Braband                        18,538          18,538
Joan Brout                               18,538          18,538
John N. Burdette                          4,635           4,635
Robert D. Burke, M.D.                     9,269           9,269
Gloria M. Buzi                            4,635           4,635
Chelsea Associates, Inc.                 18,538          18,538
CLFS Equities Ltd.                       18,538          18,538
Kenneth & Sherry Cohen                   18,538          18,538
Martin A. Cooper, M.D.                    9,269           9,269
Lee R. Curtis                             9,269           9,269
Steven A. Dawes                          18,538          18,538
Errett & Evelyn Deck                     18,538          18,538
Thomas J. & Joanne DeLuca                 9,269           9,269
Milton I. Drucker, as Trustee
  for The Drucker Group Inc.
  Retirement Trust                        9,269           9,269
Edmund H. Shea, Jr., as
  Trustee for E&M RP Trust               37,076          37,076
Eastern Shore Radiation Oncology
  Associates                             18,538          18,538
Elvin E. & Genevieve M. Eberle            9,269           9,269
Jonathan & Irene Elias                   18,538          18,538
William G. Everett                       27,807          27,807
Fairfield-Maxwell, Ltd.                  37,076          37,076
Edward J. Farrell                        18,538          18,538
Shaban & Shaista Faruqui                 18,538          18,538
Jeffrey A. Feibelman                     46,345          46,345
Mark Fischgrund                           9,269           9,269
David Fohrman                            27,807          27,807
John S. & Elsie C. Fok                   13,904          13,904
Tanya Gayle Foreman                      18,538          18,538
Dr. Dalia Fried                           4,635           4,635
Erwin & Jenny Fried                       4,635           4,635
E. Kipp Friedle                           9,269           9,269
Marshall Froker                           4,635           4,635
James E. Galton                          18,538          18,538
Martin R. Garfield                        4,635           4,635
Lisa Susan Gatschet                      37,076          37,076
Jonathan Goldstein                       37,076          37,076
Morton E. Goulder                         9,269           9,269
Richard Grant                             4,635           4,635
Harold Greenberg                          9,269           9,269
Alexander & Laura Gryschuk               37,076          37,076
Stuart E. Feick, as Trustee for
  Gulfstream Asset Management
  Corp. Retirement Trust                  9,269           9,269
Daniel Gutkin                             9,269           9,269
Philip N. Haddad, III                     9,269           9,269
Arthur H. Halper                          9,269           9,269
Bruce B. Hanson                           9,269           9,269
Dennis & Marcia Harrington                9,269           9,269
Bill R. Hay                              18,538          18,538
Bruce A. Herman                           9,269           9,269
Blake A. Hershey                          9,269           9,269
Julian Herskowitz                         4,635           4,635
Morris Hodkin                             4,635           4,635
Stanley D. Hoffman                       74,151          74,151
International Foam Products, Inc.         9,269           9,269
Jack L. Irwin                            18,538          18,538
George R. & Judith A. Isley              18,538          18,538
Jacob Katz, as Trustee for
  Jack Katz DFP, Inc. Defined
  Benefit Plan                           18,538          18,538
Ivan Jacobs, M.D.                         9,269           9,269
Stephen Baldwin Jayne                     9,269           9,269
John and Anita Mastandrea, as
  Trustees for John and Anita
  Mastandrea Revokable Living
  Trust                                  55,613          55,613
Wesley P. Jones                           9,269           9,269
Jeff Riemer                              37,076          37,076
Robert Jung                               9,269           9,269
Louis & Irene Katz                       55,613          55,613
Kathleen W. Katzmann                      9,269           9,269
Leonard & Eileen Keller                  55,613          55,613
Gerald Kesselman                          9,269           9,269
Dr. Robert & Myriam Klein                37,076          37,076
Paul J. Kuehn                             4,635           4,635
Joseph S. Kulpa                           9,269           9,269
Clyde Kurlander                           9,269           9,269
Robert H. Lenz (1)                       18,538          18,538
Leon Sutton, as Trustee for
  Leon Sutton Defined Benefit
  Plan                                    9,269           9,269
Theodore A. Livingston                    9,269           9,269
Martin Cooper, M.D., as Trustee
  for Martin Cooper, M.D., A
  Professional Corp. Defined
  Benefit Pension Plan                    9,269           9,269
Brian McLean                             18,538          18,538
Martin & Lynn Mendelssohn                 9,269           9,269
Alan E. Messenschmidt                     4,635           4,635
Ira Michaels                              9,269           9,269
Sheri Migdol                              9,269           9,269
Richard & Maria Molinsky                 18,538          18,538
Robin Morris                             18,538          18,538
George & Irene Motonaga                   9,269           9,269
John B. Muller                            4,635           4,635
Nano-Cap Hyper Growth
  Partnership L.P.                        9,269           9,269
Concetta Neff                             9,269           9,269
New Jersey Wolfson Trust                556,134         556,134
James Nigro                              55,613          55,613
Stephen Osman                            37,076          37,076
Timothy & Elizabeth O'Sullivan            9,269           9,269
John & Paula Pataki                       9,269           9,269
Wayne Pensenstadler                       9,269           9,269
James N. & Judith W. Perkins (2)         18,538          18,538
Robert Perl                               4,635           4,635
David J. Pokoski, M.D.                   37,076          37,076
Jesse D. Roggen, as Trustee for
  Poseidon Capital Pension &
  Profit Sharing Plan                     9,269           9,269
Daniel A. Potter                          9,269           9,269
Rajesh & Noopur Prasad                    9,269           9,269
Hosny Selim, as Trustee for
  Radiation Therapists
  Associates P.C. Profit
  Sharing Plan                            9,269           9,269
Pattabhirama & Pindi Rajendran           18,538          18,538
Jeff Riemer                              37,076          37,076
Denis J. Rinello                          9,269           9,269
Robert S. Bogatin, as Trustee
  for Robert S. Bogatin Trust             9,269           9,269
Mark E. & Connie E. Roman                 4,635           4,635
Mark E. Roman                             4,635           4,635
Norton A. Rosenberg                       4,635           4,635
Alan H. & Linda S. Rosenthal              9,269           9,269
Alan J. Rubin                            37,076          37,076
David W. Ruttenberg                       9,269           9,269
Jacob Safier                             55,613          55,613
Alan & Leah Sakowitz                     18,538          18,538
Samuel J. Holtzman Trust                 37,076          37,076
Nicolo & Maddalena Saulle                 4,635           4,635
Louise Schrier                           18,538          18,538
Kenneth W. Scott                         18,538          18,538
David R. Simon                            9,269           9,269
Herschel J. Sklaroff                      9,269           9,269
Steven Sklow                             18,538          18,538
Gary E. Sommer                            9,269           9,269
Stanley D. Hoffman, M.D., as
  Trustee for Stanley D.
  Hoffman, M.D. Profit
  Sharing Plan                           37,076          37,076
Doug Terry                               55,613          55,613
Lance James Thomas                       18,538          18,538
Harry Tobiassen                           9,269           9,269
Elmer A. Triplett                        18,538          18,538
Vail Corporation of Louisiana,
  Inc.                                    9,269           9,269
Donald J. Vernine                        18,538          18,538
Johnny D. & Norma Jean Walker             4,635           4,635
Warren A. Noden, as Trustee for
  Warren A. Noden Trust                   9,269           9,269
Wayne D. Eig, as Trustee for
  Wayne D. Eig, Chartered
  Defined Benefit Pension
  Plan & Trust                            4,635           4,635
Dr. Robert M. Weiss                      37,076          37,076
Aaron Wolfson                            83,421          83,421
Abraham Wolfson                          74,151          74,151
Martin & Rivka Wolmark                   27,807          27,807
Joseph Yasgur                             9,269           9,269
Harry Young                              18,538          18,538
Harry & Miriam Zarin                      9,269           9,269
Robert Zarin                              9,269           9,269
Kal Zeff                                185,378         185,378
Seymour H. Zisook                         9,269           9,269
Robert D. Zucker                         18,538          18,538
  Total                               3,336,863       3,336,863

____________
(1) Mr. Lenz is the Chairman of the Board of Directors of the Company.

(2)  Mr. Perkins is President, Chief Executive Officer and
     Director of the Company.

     The Selling Securityholders have agreed not to sell the Private Placement Common Stock, the Private Placement Class A Warrants and the Private Placement Class B Warrants except after the time periods and in the percentage amounts set forth below and not to exercise the Private Placement Class A Warrants and the Private Placement Class B Warrants prior to November 14, 1997.

     Lock-Up Period                Percentage Eligible for Resale
Prior to March 15, 1997 . . .                     None

Period from March 15, 1997
  to July 15, 1997 . . . . .                       50%

After July 15, 1997 . . . . .                     100%

                      IPO Class A Warrants
                                  Number of IPO       Number of
                                     Class A          Warrants
                                  Warrants Owned     Offered by
                                 at Commencement     the Selling
Selling Securityholder             of Offering     Securityholder
George T. Barton & Nancy L.
  Barton                              58,480            58,480
John S. Fok and Alice J. Fok          52,632            52,632
Farrell C. Gay                         3,655             3,655
Arnold D. Flam, DDS & Harvey
  Glicker, DDS Profit Sharing
  Trust                               29,240            29,240
Jay B. Gutkin                         14,620            14,620
Bruce A. Herman                       29,240            29,240
Sheela Idnani                         14,620            14,620
James W. Johnson                      14,620            14,620
Robert Klein                          29,240            29,240
John E. Milne                         14,620            14,620
Stephen Osman                         29,240            29,240
J. Lindsey Roberts, Sr.               29,240            29,240
David Scannell                        14,620            14,620
Steven Sklow                          14,620            14,620
Kaytaro G. Sugahara                   29,240            29,240
Seymour H. Zisook                     29,240            29,240
Terry Clark                           29,240            29,240
Dr. Harvey Glicker                    58,480            58,480
Stanley D. Hoffmann                   29,240            29,240
William G. Hylind &
  Patricia B. Hylind                  58,480            58,480
William Marginson &
   Rose Marginson                     14,620            14,620
John A. McNett                        14,620            14,620
John Muller                           29,240            29,240
Melvin Paradise                       14,620            14,620
Retail Advisory Group                 14,620            14,620
Robert H. Vonderohe &
   Mardelle Vonderohe                 14,620            14,620
Andrew Bressman                       13,451            13,451
The Chana Shasha Foundation           29,240            29,240
Chesed Congregation of America       116,960           116,960
Joel D. Fedder                        14,620            14,620
Andrew Holder                         14,620            14,620
Lechaim Investment Corp.              14,620            14,620
Thomas A. Masci., Jr,                 14,620            14,620
Joan Radocchio                        14,620            14,620
Moshe M. Rothkopf and
   Bongja K. Rothkopf                 14,620            14,620
Eugene Silverman                       5,848             5,848
Aaron Wolfson                         29,240            29,240
Abraham Wolfson                       29,240            29,240
Rubin Organization(1)                 29,240            29,240
Robert H. Lenz(2)                    317,457           317,457
Stephen G. Bowen(3)                   14,620            14,620
Harvey S. Wilson(4)                    8,203             8,203
Tendrel, Inc.(5)                       3,655             3,655
       Total                       1,369,821         1,369,821

____________
(1) Rubin Organization is a mall developer and operator of one of the first four malls in which Cafe USA was installed and broadcast.

(2) Mr. Lenz is the Chairman of the Board of Directors of the Company.

(3)  Mr. Bowen served as President, Chief Executive Officer and
     Director of the Company from May, 1993 to November, 1996.

(4) Mr. Wilson served as Executive Vice President and Director of the Company from October, 1993 to June, 1996. Mr. Wilson also served as Secretary of the Company from April, 1995 to June, 1996.

(5) Tendrel, Inc. is a financial consulting company that previously provided financial advisory services to the Company.

                      Furman Selz Warrants
                                      Number of      Number of
                                      Warrants        Warrants
                                      Owned at       Offered by
                                    Commencement     the Selling
Selling Securityholder               of Offering   Securityholder

Furman Selz LLC(1)                   401,321           401,321

____________
(1) On December 16, 1996, the Company and Furman Selz entered into a financial advisory agreement pursuant to which Furman Selz will provide financial advisory services to the Company for approximately 18 months. See "Recent Developments."

                    DESCRIPTION OF SECURITIES

General

     The Company's authorized capital stock consists of 200,000,000 shares of Series A Common Stock, $.01 par value per share, 1,250,000 shares of Series B Common Stock, $.01 par value per share, and 5,000,000 shares of undesignated Preferred Stock. As of the date of this Prospectus, there were issued and outstanding, 6,950,714 shares of Series A Common Stock and 1,075,715 shares of Series B Common Stock. The Series A Common Stock and Series B Common Stock are held of record by approximately 173 and 6 stockholders, respectively.

Units

     Each Unit consists of one share of Series A Common Stock, one Class A Warrant and one Class B Warrant. Each Class A Warrant entitles the holder thereof to purchase one share of Series A Common Stock and one Class B Warrant, and each Class B Warrant entitles the holder thereof to purchase one share of Series A Common Stock. The Series A Common Stock, the Class A Warrants and the Class B Warrants included in the Units are transferable separately.

Common Stock

     The Series A Common Stock and Series B Common Stock are substantially identical except that holders of Series A Common Stock have the right to cast one vote for each share held of record and holders of Series B Common Stock have the right to cast five votes for each share held of record on all matters, submitted to a vote of the holders of Common Stock. The Series A Common Stock and Series B Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when class voting is required by applicable law. Holders of Common Stock do not have cumulative voting rights.

     Holders of the Series A Common Stock and Series B Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Series A Common Stock or Series B Common Stock do not have preemptive, subscription or conversion rights except that the Series B Common Stock will be automatically convertible into an equivalent number of fully paid and non-assessable shares of Series A Common Stock upon the sale or transfer of such shares by the record holder thereof except to another holder of Series B Common Stock. Each share of Series B Common Stock will also be convertible at any time upon the option of the holder into one share of Series A Common Stock. No redemption or sinking fund provisions exist for the benefit of the Series A Common Stock or Series B Common Stock. All outstanding shares of Series A and Series B Common Stock are, and those shares of Series A Common Stock offered hereby, will be validly issued, fully paid and non-assessable. The Series B Common stockholders have the power to retain control over the Company, until substantial exercise of the Warrants are effected.

     The difference in voting rights described above increases the voting power of the Series B Common stockholders and accordingly has an anti-takeover effect. The existence of the Series B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the Series B Common stockholders. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the Series B Common Stockholders in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the Series B Common stockholders, and if stockholder approval is required, the approval of the Series B Common stockholders will be necessary before any such business combination can be consummated.

Redeemable Warrants

     Class A Warrants. The holder of each Class A Warrant is entitled, upon payment of the exercise price of $5.13 to purchase one share of Series A Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are presently exercisable at any time and until 5:00 p.m. (New York time) on October 11, 2000, except the Private Placement Class A Warrants can be exercised by the Selling Securityholders only between November 14, 1997 and 5:00 p.m. (New York time) on October 11, 2000. The Class A Warrants included in the Units are immediately transferable separately from the Series A Common Stock and the Class B Warrants issued with such Class A Warrants as part of the Units. The Class A Warrants are subject to redemption, as described below.

     Class B Warrants. The holder of each Class B Warrant is entitled to purchase one share of Series A Common Stock at an exercise price of $6.85. Unless previously redeemed, the Class B Warrants are presently exercisable at any time and until 5:00 p.m. (New York time) on October 11, 2000, except the Private Placement Class B Warrants can be exercised by the Selling Securityholders only between November 14, 1997 and 5:00 p.m. (New York time) on October 11, 2000. The Class B Warrants included in the Units are immediately transferable separately from the Series A Common Stock and the Class A Warrants issued with such Class B Warrants as part of the Units. The Class B Warrants underlying the Class A Warrants will be transferable separately from the Series A Common Stock received upon exercise of the Class A Warrants. The Class B Warrants are subject to redemption, as described below.

     Redemption. The Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.05 per Warrant if the average closing bid price of the Series A Common Stock for any 30 consecutive business days ending within five days of the date on which the notice of redemption is given shall have exceeded $9.00 per share with respect to the Class A Warrants and $12.00 per share with respect to the Class B Warrants. Holders of Warrants will automatically forfeit their rights to purchase the shares of Series A Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Options, must be redeemed if any of that class are redeemed. The Warrants underlying the Unit Purchase Options are not subject to redemption by the Company unless, on the date fixed for redemption, the Unit Purchase Options have been exercised and the underlying warrants are outstanding. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

     General. The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Series A Common Stock (or securities convertible, exchangeable or exercisable into Series A Common Stock) at less than market value, stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, (i) the issuance or exercise of options or other securities under the Company's stock option plans or other employee benefit plans, or (ii) the sale or exercise of outstanding options or warrants.

     The Company is not required to issue fractional shares of Series A Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the Warrants are exercised.

Furman Selz Warrants

     The holder of each Furman Selz Warrant is entitled, upon payment of the exercise price of $2.00 to purchase one share of Series A Common Stock. The Furman Selz Warrants are presently exercisable at any time and until 5:00 p.m. (New York time) on December 16, 2001.

     The Furman Selz Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.05 per Warrant if the average closing bid price of the Series A Common Stock for any 30 consecutive business days ending within five days of the date on which the notice of redemption is given shall have exceeded $9.00 per share. Holders of Furman Selz Warrants will automatically forfeit their rights to purchase the shares of Series A Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Furman Selz Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Furman Selz Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Furman Selz Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

     The Furman Selz Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Warrant Agent with the form of "Election to Purchase" on the reverse side of the certificate(s) completed and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Furman Selz Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Series A Common Stock (or securities convertible, exchangeable or exercisable into Series A Common Stock) at less than market value, stock dividends, stock splits, mergers, a sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things, the issuance or exercise of options or other securities under the Company's stock option plans or other employee benefit plans.

          A holder of Furman Selz Warrants will not possess any rights as a stockholder of the Company unless and until the Warrants are exercised.

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock ("Undesignated Preferred Stock").

     Undesignated Preferred Stock. The Undesignated Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Undesignated Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Undesignated Preferred Stock. The holders of any series of Undesignated Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue series of Undesignated Preferred Stock without action by the stockholders of the Company. Accordingly, the issuance of Undesignated Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Undesignated Preferred Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of Undesignated Preferred Stock may dilute the voting power of holders of Common Stock (such as by issuing Undesignated Preferred Stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest.

Business Combination Provisions

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under the law, a corporation may not engage in any business combination with any interested stockholder for a period of three years from the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions.

     The Company has not sought to "elect out" of the statute and, therefore, the restrictions imposed by such statute apply to the Company.

                          LEGAL MATTERS

     Certain legal matters relating to the Series A Common Stock and the Warrants offered hereby have been passed upon for the Company by Stevens & Lee, Wayne, Pennsylvania.

                             EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's latest Annual Report on Form 10-KSB have been audited by Richard A. Eisner & Company, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                             PART II

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses payable by the Company in connection with this Registration Statement. All amounts are estimated except the SEC filing fees.

     Securities and Exchange Commission filing fee . . $ 36,727 National Association of Securities Dealers, Inc.
       filing fee. . . . . . . . . . . . . . . . . . .          0
     Nasdaq listing fee. . . . . . . . . . . . . . . .          0
     Printing and Engraving Expenses . . . . . . . . .     20,000
     Accounting Fee and Expenses . . . . . . . . . . .     10,000
     Legal Fees and Expenses . . . . . . . . . . . . .     10,000
     Blue Sky Qualification Fees and Expenses. . . . .          0
     Underwriters Expense Allowance. . . . . . . . . .          0
     Transfer Agent Fees and Expenses. . . . . . . . .          0
     Miscellaneous . . . . . . . . . . . . . . . . . .      5,000

      Total . . . . . . . . . . . . . . . . . . . . . .  $ 81,727

                                                          =======

Item 15.  Indemnification of Directors and Officers.

     Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article VIII of the Company's By-laws (Exhibit 3.2 hereto) provide for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the DGCL. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such actions, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The Company's By-laws do not differentiate between derivative actions and other actions.

Item 16.  Exhibits

     Exhibits:

Number    Title
------    -----

 4.1      Specimen Form of Series A Common Stock Certificate
          (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File No. 33-91054) of Food Court Entertainment Network, Inc.)

 4.2      Form of Warrant Agreement for Class A Warrants and
          Class B Warrants, with Specimen Form of Class A and
          Class B Warrant Certificate attached

 4.3      Form of Warrant Agreement, between Food Court
          Entertainment Network, Inc. and Furman Selz LLC

 5.1      Opinion of Stevens & Lee*

23.1      Consent of Stevens & Lee (included in Exhibit 5.1)

23.2      Consent of Richard A. Eisner & Company, LLP

24.1      Power of Attorney (included on signature page)
_____
*    To be filed by amendment.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned in the City of New York, State of New York on December 29, 1996.

                         FOOD COURT ENTERTAINMENT NETWORK, INC.

                         By:  /s/ James N. Perkins
                              James N. Perkins,
                              President and
                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James N. Perkins, Darren M. Sardoff, or Stephen F. Ritner, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and this requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed below by the following persons and in the capacities and on the dates stated.

       Signature


/s/ James N. Perkins       President, Chief    December 29, 1996
James N. Perkins           Executive Officer,
                           and Director
                           (principal executive
                           officer)

/s/ Robert H. Lenz         Chairman of the     December 29, 1996
Robert H. Lenz             Board of Directors

/s/ Gary D. Penisten       Director            December 26, 1996
Gary D. Penisten

/s/ Howard W. Phillips     Director            December 29, 1996
Howard W. Phillips

/s/ Robert J. Wussler      Director            December 29, 1996
Robert J. Wussler

/s/ Benjamin Frank         Director            December 29, 1996
Benjamin Frank

/s/ E. Donald Shapiro      Director            December 29, 1996
E. Donald Shapiro

/s/ Darren M. Sardoff      Senior Vice         December 29, 1996
Darren M. Sardoff          President, Chief
                           Financial Officer
                           (principal accounting
                           and financial officer)

                          EXHIBIT INDEX

Number    Title
------    -----

 4.1      Specimen Form of Series A Common Stock Certificate
          (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form SB-2 (File
          No. 33-91054) of Food Court Entertainment Network,
          Inc.)

 4.2      Form of Warrant Agreement for Class A Warrants and
          Class B Warrants, with Specimen Form of Class A and Class B Warrant Certificate attached

 4.3      Form of Warrant Agreement, between Food Court
          Entertainment Network, Inc. and Furman Selz LLC

 5.1      Opinion of Stevens & Lee*

23.1      Consent of Stevens & Lee (included in Exhibit 5.1)

23.2      Consent of Richard A. Eisner & Company, LLP

24.1      Power of Attorney (included on signature page)
____
*    To be filed by amendment.